Exhibit 99

UNITED UPDATE

April 5, 2001

The following provides operating information for the months of January, February and March 2001, as well as the company's current expectations for future performance.

OPERATING STATISTICS - MONTHLY BASIS

	Year-over-year Percent Change
	January	February	March
Available seat miles	1.7%	-3.7%	-1.1%
Revenue passenger miles	3.9%	-4.4%	-1.9%

FINANCIAL AND OPERATING STATISTICS - FORECAST

Year-over-year Percent Change
First Quarter '01 (E)
Available seat miles	-1.0% (actual)
Revenue passenger miles	-0.8% (actual)
Fuel price per gallon, average (including tax)	27%
Operating expenses per available seat mile (GAAP)	16%
Operating expenses per available seat mile, excluding fuel (GAAP)	14%

Notes:

February 2000 was a leap year; this will affect year-over-year comparisons.

Revenue passenger miles - The figures reflect scheduled service only and exclude chartered service.

Fuel - For the first quarter the company estimates the cost of fuel to increase 27% on a year-over-year basis, with the average price per gallon of jet fuel expected to be 92.5 cents.

AVAILABLE SEAT MILES BY MARKET SEGMENT

The company anticipates available seat miles to increase by 2.4% in 2001, on a year-over-year basis.  The outlook by market segment for the first quarter and full year is as follows:

	Year-over-year Percent Change
	First Quarter '01	Full Year '01 (E)
Domestic	-6.4%	0.5%
Pacific	11.8%	5.1%
Atlantic	11.5%	10.0%
Latin America	-6.7%	-5.0%
System:	-1.0%	2.4%

United Update
April 5, 2001 - Page 2

BOOKINGS

As the company indicated in mid-March, the weakening U.S. economy has had a negative impact on business travel demand, and along with the rest of the airline industry, United has felt the effects.  The company's bookings, particularly the higher-yielding close-in bookings, showed a decrease in the first quarter.  While most of the impact is felt in the U.S. domestic market, international revenue performance has also suffered, due to the softer business bookings, weaker economies and currencies and increased fare-sale activity.

FLEET

	2001E	2002E	2003 and beyond (E)
Additions
A319	15	22	7
A320	18	22	8
B767-300	2	--	--
B777-200	8	5	--
Total:	43	49	15

Retirements
B727-200A	25	25	25
DC10-30	3	--	--
Total:	28	25	25

Year-end Aircraft	2000	2001E	2002E
A319	32	47	69
A320	68	86	108
B727-200A	75	50	25
B737-200A	24	24	24
B737-300	101	101	101
B737-500	57	57	57
B747-400	44	44	44
B757-200	98	98	98
B767-200	19	19	19
B767-300	35	37	37
B777-200	48	56	61
DC10-30	3	0	0
Total:	604	619	643

CAPITAL SPENDING

Actual capital spending for the year 2000 was $2.5 billion.  The company projects capital spending of $2.9 billion for 2001, and $2.6 billion for 2002, allocated between aircraft and non-aircraft as follows:

(in $ billions)	2000	2001E	2002E
Aircraft	1.6	1.9	1.6
Non-aircraft	0.9	1.0	1.0
Total:	2.5	2.9	2.6

United Update
April 5, 2001 - Page 3

INVESTMENT THESIS

United's network is the strongest of the U.S. commercial carriers and is complimented by its schedule of nearly 2,300 flights a day to 133 destinations in 28 countries and two U.S. territories.

Backing United's strong network is the power of Star Alliance, the world's first and foremost global alliance, which provides United customers seamless access to 815 destinations worldwide.  Also providing value to United's customer and the company alike is Mileage Plus®, United's award-winning frequent-flier program.

In addition to its core business, United is leading the industry in e-commerce initiatives, not only harnessing the power of the Internet to improve the travel experience for customers, but also capitalizing on e-commerce opportunities.

NOTE:

Forward-looking figures reflect the company's current projections, which would be adjusted accordingly in the event the merger with US Airways is consummated.

CORRECTION

The fourth quarter 2000 earnings press release dated January 18, 2001 included an inaccurate figure for the full-year increase to gross air bookings on united.com.  In 2000, gross air bookings on united.com grew 101 percent, not 47 percent, as stated.  (The figure cited in the company's 2000 10-K is accurate.)

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Certain information contained in this document is forward looking and involves risks and uncertainties that could result in actual results differing materially from expected results.  Forward-looking statements represent the company's expectations and beliefs concerning future events, based on information available to the company as of the date of this United Update.

Some factors that could significantly impact capacity, fuel costs, capital spending, revenue and unit costs include, without limitation, the airline pricing environment; industry capacity decisions; competitors' route decisions; the cost of crude oil and fuel costs; the results of union contract negotiations and their impact on labor costs; operational disruptions as a result of bad weather, air traffic control-related difficulties and labor issues; the outcome of the planned United and US Airways merger; the effective deployment of customer-service tools and resources; the growth of e-commerce and off-tariff distribution channels; the success of the company's cost-reduction efforts; foreign currency exchange-rate fluctuations; the ultimate outcome of existing litigation; actions of the U.S., foreign and local governments; the economic environment of the airline industry and the economic environment in general.

Investors should not place undue reliance on the forward-looking information contained herein, which is speaks to the factors included only as of the date of this United Update.  United disclaims any intent or obligation to update or alter any of the forward-looking statements whether in response to new information, unforeseen events, changed circumstances or otherwise.

Glossary of Airline Terms

* available seat mile: a measure of capacity
* revenue passenger mile: one revenue passenger flown one mile, a measure of volume, or airline traffic
* operating expenses per available seat mile: unit cost, or CASM